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                                                                Exhibit (a)(4)

                         BROAD RIVER PROPERTIES, L.L.C
                         One Insignia Financial Plaza
                       Greenville, South Carolina 29602



                                                  April 14, 1998


To:      The Limited Partners of
         Angeles Partners XII

         Enclosed for your review and consideration are documents relating to an offer by Broad River Properties, L.L.C. ("Broad River") to purchase your units of limited partnership interests in Angeles Partners XII for $500 in cash per unit. This offer will expire midnight, New York City time on May 11, 1998 (unless extended by Broad River).

         Broad River is an affiliate of the Managing General Partner of the Partnership.

         THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO BROAD RIVER PURSUANT TO THIS OFFER.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

         Thank you.

                                                 Sincerely,


                                                 Broad River Properties, L.L.C.